EXHIBIT 10.86

CELL SOURCE, INC.

ORIGINAL ISSUE DISCOUNT PROMISSORY NOTE

Original Issue Date: July 7, 2025	Subscription Amount: $150,000

Maturity Date: January 7, 2026	Original Issue Discount: $37,500
Original Principal Amount: $187,500

FOR VALUE RECEIVED, Cell Source, Inc., a Nevada corporation (the “Company” or the “Company”), hereby promises to pay to the order of Phyllis Friedman Investment ULC (the “Holder”) the principal sum of One Hundred Eighty-Seven Thousand Five Hundred Dollars ($187,500) (the “Principal”) pursuant to the terms of this unsecured Promissory Note (this “Note”). This Note is one of a series of notes dated on or about July 7, 2025 (the “July 2025 Notes”) having similar terms issued by the Company to the Holder, David Zolty Investment ULC, Solomon Zolty Investment ULC, Honey Kamenetsky Investment ULC, Helen Samuels Investment ULC and Darlene Soave Revocable Trust.

The Maturity Date of this Note shall be January 7, 2026, unless the Holder has given notice to the Company that the Holder elects to accelerate the Maturity Date to the extent explicitly permitted by this Note (the “Maturity Date”). The Maturity Date is the date upon which the Principal, accrued Interest and other amounts shall be due and payable unless prepaid earlier.

All payments under or pursuant to this Note shall be made in United States dollars in immediately available funds to the Holder at the address of the Holder set forth in Section 4.1 below or by wire transfer of funds to the Holder’s account designated in writing by the Holder to the Company.

ARTICLE 1

1.1. Interest. Interest on this Note shall commence accruing on the Original Issue Date at ten percent (10%) per annum (the “Interest”) calculated based on the outstanding Principal amount of this Note, shall be computed on the basis of a 360-day year assuming a 30-day month (i.e. 30/360 basis) and shall be payable by the Company to the Holder in cash on the Maturity Date.

1.2. Payments. The Company shall pay to the Holder the Principal amount hereunder, together with accrued and unpaid Interest on the Maturity Date or, if earlier, upon acceleration, or prepayment of this Note in accordance with its terms, including required preapyments pursuant to Section 1.3 below.

1.3. Prepayment. The Company may prepay any portion of the Principal and accrued Interest at any time without premium or penalty.

1.4. Transfer. This Note may not be transferred or sold, or pledged, hypothecated or otherwise granted as security by the Holder, without the prior written consent of the Company (not to be unreasonably withheld).

1.5. Replacement. Upon receipt of a duly executed Affidavit of Loss and Indemnity Agreement in customary form from the Holder with respect to the loss, theft or destruction of this Note (or any replacement hereof), or, in the case of a mutilation of this Note, upon surrender and cancellation of such Note, the Company shall issue a new Note, of like tenor and amount, in lieu of such lost, stolen, destroyed or mutilated Note.

ARTICLE 2

2.1. Events of Default. An “Event of Default” under this Note shall mean the following (unless the Event of Default is waived in writing by the Holder):

(a) Following a five (5) day opportunity to cure, any default in the payment of the Principal, Interest or other sums due under this Note when due (whether on the Maturity Date, asa result of a required prepayment or by acceleration);

(b) Except as otherwise permitted in this Note, the Company shall fail to observe or perform any other material covenant, condition or agreement contained in this Note and shall not cure such failure within thirty (30) days’ written notice thereof;

(c) the Company shall: (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property or assets; (ii) make a general assignment for the benefit of its creditors; (iii) commence a voluntary case under the United States Bankruptcy Code (as now or hereafter in effect) or under the comparable laws of any jurisdiction (foreign or domestic); (iv) file a petition seeking to take advantage of any bankruptcy, insolvency, moratorium, reorganization or other similar law affecting the enforcement of creditors’ rights generally; (v) acquiesce in writing to any petition filed against it in an involuntary case under United States Bankruptcy Code (as now or hereafter in effect) or under the comparable laws of any jurisdiction (foreign or domestic); (vi) issue a notice of bankruptcy or winding down of its operations or issue a press release regarding same; or (vii) take any action under the laws of any jurisdiction (foreign or domestic) analogous to any of the foregoing;

(d) a proceeding or case shall be commenced in respect of the Company, without its application or consent, in any court of competent jurisdiction, seeking: (i) the liquidation, reorganization, moratorium, dissolution, winding up, or composition or readjustment of its debts; (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of it or of all or any substantial part of its assets in connection with the liquidation or dissolution of the Company; or (iii) similar relief in respect of it under any law providing for the relief of debtors, and such proceeding or case described in clause (i), (ii) or (iii) shall continue undismissed, or unstayed and in effect, for a period of 60 days or any order for relief shall be entered in an involuntary case under United States Bankruptcy Code (as now or hereafter in effect) or under the comparable laws of any jurisdiction (foreign or domestic) against the Company or action under the laws of any jurisdiction (foreign or domestic) analogous to any of the foregoing shall be taken with respect to the Company or any of its Subsidiaries and shall continue undismissed, or unstayed and in effect for a period of 60 days;

2.2. Remedies Upon an Event of Default. If any Event of Default occurs, the outstanding principal amount of this Note, plus accrued but unpaid Interest and other amounts owing in respect thereof through the date of acceleration, shall become, at the Holder’s election, immediately due and payable in cash.

ARTICLE 3

3.1. Covenants. The Company shall comply with the following covenants:

(a) Preservation of Existence, Etc. The Company shall maintain and preserve, its existence, rights and privileges, and become or remain, , duly qualified and in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary.

(b) Warrant. Contemporaneous with the issuance of this Note, the Company shall issue to the Holder a ten (10) year warrant (the “Warrant”) to purchase 375,000 shares of the Company’s common stock at a purchase price of $0.75 per share.

(c) Common Stock. Contemporaneous with the issuance of this Note, the Company shall instruct its transfer agent to issue to the Holder 150,000 shares (the “Shares”) of the Company’s common stock in book entry form.

ARTICLE 4

4.1. Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via email at the email address specified in this Section 4.1 prior to 5:00 p.m. (New York City time) on a Trading Day, (b) the next Trading Day after the date of transmission, if such notice or communication is delivered via email at the email address specified in this Section 4.1 on a day that is not a Trading Day or later than 5:00 p.m. (New York City time) on any date and earlier than 11:59 p.m. (New York City time) on such date, (c) the Trading Day following the date of delivery to a carrier , if sent by U.S. nationally recognized overnight courier service next Trading Day delivery, or (d) upon actual receipt by the party to whom such notice is required to be given. The addresses for notice shall be as set forth as follows:

If to the Company:

Cell Source, Inc.

57 West 57th Street, Suite 400

New York, NY 10019

Attention: Itamar Shimrat, Chief Executive Officer

Email:ishimrat@cell-source.com

If to the Holder:

Phyllis Friedman Investment ULC

342 Brooke Avenue
Toronto, ON M52L3 Canada
Email: ben@pfbi.ca

4.2. Governing Law. This Note shall be governed by the internal laws of the State of New York, without regard to conflicts of laws principles. The parties hereby submit to the exclusive jurisdiction and venue of the state or federal courts sited in the State of New York with respect to any dispute arising under this Note.

4.3. Securities Law Representation. By its acepance of this Note the Holder acknowledges that (A) this Note, the Warrant and the Shares have been issued by the Company pursuant to the exemption from registration under the Securities Act of 1933, as amended (the “Act”), (B) none of this Note, the Warrant, the Shares nor the shares of common stock issuable upon exercise of the Warrantc may be offered, sold or otherwise transferred unless (i) they first shall have been registered under the Act and applicable state securities laws or (ii) the Company shall have been furnished with an opinion of legal counsel (in form, substance and scope reasonably acceptable to Company) to the effect that such sale or transfer is exempt from the registration requirements of the Act and (C) each certificate representing the Shares and the shares of common stock issuable upon exercise of the Warrant that have not been so registered and that have not been sold pursuant to an exemption that permits removal of the applicable legend, shall bear a legend restticting the transfer thereof except in accordance with applicable sate and federal securities laws.

4.4. Headings. Article and section headings in this Note are included herein for purposes of convenience of reference only and shall not constitute a part of this Note for any other purpose.

4.5. Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note, at law or in equity (including, without limitation, a decree of specific performance and/or other injunctive relief), no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy and nothing herein shall limit the Holder’s right to pursue actual damages for any failure by the Company to comply with the terms of this Note. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder thereof and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable and material harm to the Holder and that the remedy at law for any such breach would be inadequate. Therefore, the Company agrees that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available rights and remedies, at law or in equity, to seek equitable relief, including but not limited to an injunction restraining any such breach or threatened breach, without the necessity of pleading and proving irreparable harm or lack of an adequate remedy at law and without any bond or other security being required.

4.6. Enforcement Expenses. The Company agrees to pay all costs and expenses of enforcement by the Holder of this Note, including, without limitation, reasonable attorneys’ fees and expenses.

4.7. Binding Effect. The obligations of the Company set forth herein shall be binding upon its successors and assigns, whether or not such successors or assigns are permitted by the terms herein.

4.8. Amendments; Waivers. No provision of this Note may be waived or amended except in a written instrument signed by the Company and the Holder. No waiver of any default with respect to any provision, condition or requirement of this Note shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of the Holder to exercise any right hereunder in any manner impair the exercise of any such right.

4.9. Failure or Indulgence Not Waiver. No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

4.10. Company Waivers. Except as otherwise specifically provided herein, the Company and all others that may become liable for all or any part of the obligations evidenced by this Note, hereby waive presentment, demand, notice of nonpayment, protest and all other demands’ and notices in connection with the delivery, acceptance, performance and enforcement of this Note, and do hereby consent to any number of renewals of extensions of the time or payment hereof and agree that any such renewals or extensions may be made without notice to any such persons and without affecting their liability herein and do further consent to the release of any person liable hereon, all without affecting the liability of the other persons, firms or Company liable for the payment of this Note, and do hereby waive the right to a trial by jury.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed by its duly authorized officer as of the date first above indicated.

CELL SOURCE, INC.

By:	/s/ Itamar Shimrat
Name:	Itamar Shimrat
Title::	President

GUARANTY

The DG Group, LLC (the “Guarantor”) hereby guarantees the full and punctual payment when due of all of the obligations of the Company under the Note set forth above. This Guaranty is a guarantee of payment and not of collection, and Guarantor waives any right to require that any action be brought against the Company to require that resort be had at any time to any direct or indirect security for the obligations.

The DG Group, LLC

By:	/s/ Georger Verdtraete
Name:	George Verstraete
Title:	President